SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1)*

INTERMUNE, INC.

(Name of Issuer)

COMMON STOCK, Par Value $0.001 Per Share

(Title of Class of Securities)

45884X103

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45884X103	Page 2 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 124,100 (See Item 4)
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 124,100 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.22%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 3 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 124,100
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 124,100
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.22%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 4 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 124,100
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 124,100
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.22%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 5 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 124,100
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 124,100
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.22%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 6 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 124,100
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 124,100
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.22%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 7 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,100
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 26,100
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .05%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 8 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,100
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 26,100
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .05%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 9 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,100
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 26,100
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .05%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 10 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,900
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 7,900
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,900 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .01%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 11 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,400
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 12,400
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,400 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 12 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 57,900
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,900 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .10%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 13 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 57,900
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 57,900
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,900 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .10%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 14 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Onshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 57,900
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 57,900
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,900 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .10%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 15 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balamat Cayman Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,600
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 11,600
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,600 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 16 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 240,000 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 240,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .43%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45884X103	Page 17 of 34 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 240,000 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 240,000 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 240,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .43%
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

InterMune, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

3280 Bayshore Blvd.
Brisbane, CA 94005

Item 2	(a) – (c) This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2)Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 20.09% of the equity interests in AMF.

(3)Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI owns 58.95% of the equity interests in AMF.

(4) Atlas Institutional Fund, Ltd., a Cayman Islands corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AIF, LTD. owns 18.39% of the equity interests in AMF.

(5) Atlas Institutional Fund, LLC, a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF, LLC owns 2.57% of the equity interests in AMF.

(6) Atlas Fundamental Trading Master Fund Ltd., a Cayman Islands corporation (“AFT Master”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(7)Atlas Fundamental Trading Fund, LP., a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 12.64% of the equity interests in AFT Master.

(8) Atlas Fundamental Trading Fund, Ltd., a Cayman Islands corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman,

Page 18 of 34 Pages

Cayman Islands, British West Indies. AFT LTD owns 87.28% of the equity interests in AFT Master.

(9) Atlas Leveraged Fund, L.P. is a Delaware limited partnership (“ALF”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(10) Atlas Fundamental Trading Leveraged Fund, L.P. is a Delaware limited partnership (“AFTL”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(11) Balyasny Dedicated Investor Master Fund, Ltd., a Cayman Islands corporation (“BDI Master”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(12) Balyasny Dedicated Investor Offshore Fund, Ltd., a Cayman Islands corporation (“BDI LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. BDI LTD owns 68.21% of the equity interests in BDI Master.

(13) Balyasny Dedicated Investor Onshore Fund, LP., a Delaware limited partnership (“BDI LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BDI LP owns 31.75% of the equity interests in BDI Master.

(14)Balamat Cayman Limited., a Cayman Islands corporation (“BCF”), with its principal business office at c/o Citi Hedge Fund Services (Cayman), Ltd., P.O. Box 10293, 27 Hospital Road, 5th Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.

(15)Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LTD, AFT MASTER, AFT LP, AFT LTD, ALF, BDI MASTER, BDI LTD, and BDI LP.

(16)Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d) Title of Class of Securities:

Common Stock, Par Value $0.001 per Share

Page 19 of 34 Pages

	(e)	CUSIP Number: 45884X103

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

124,100

	(b)	Percent of Class:

.22%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

124,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

124,100

(iv) shared power to dispose or to direct disposition of:

None

Page 20 of 34 Pages

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 20.09% of the equity interest in AMF, AG may be deemed to beneficially own the 124,100 shares of the Company’s Common Stock beneficially owned by AMF.

124,100

(b)	Percent of Class:

.22%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

124,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

124,100

(iv) shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 67.87% of the equity interest in AMF, AGI may be deemed to beneficially own the 124,100 shares of the Company’s Common Stock beneficially owned by AMF.

124,100

(b)	Percent of Class:

.22%

Page 21 of 34 Pages

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

124,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

124,100

(iv) shared power to dispose or to direct disposition of:

None

AIF, LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 12.65% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 124,100 shares of the Company’s Common Stock beneficially owned by AMF.

124,100

(b)	Percent of Class:

.22%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

124,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

Page 22 of 34 Pages

124,100

(iv) shared power to dispose or to direct disposition of:

None

AIF, LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 2.57% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 124,100 shares of the Company’s Common Stock beneficially owned by AMF.

124,100

(b)	Percent of Class:

.22%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

124,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

124,100

(iv) shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

26,100

Page 23 of 34 Pages

(b)	Percent of Class:

.05%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

26,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

26,100

(iv) shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 10.07% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 26,100 shares of the Company’s Common Stock beneficially owned by AFT MASTER.

26,100

(b)	Percent of Class:

.05%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

26,100

(ii) shared power to vote or to direct vote:

None

Page 24 of 34 Pages

(iii) sole power to dispose or direct disposition of:

26,100

(iv) shared power to dispose or to direct disposition of:

None

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 89.87% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 26,100 shares of the Company’s Common Stock beneficially owned by AFT MASTER.

26,100

(b)	Percent of Class:

.05%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

26,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

26,100

(iv) shared power to dispose or to direct disposition of:

None

Page 25 of 34 Pages

ALF

(a)	Amount Beneficially Owned:

7,900

(b)	Percent of Class:

.01%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

7,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

7,900

(iv) shared power to dispose or to direct disposition of:

None

AFTL

(a)	Amount Beneficially Owned:

12,400

(b)	Percent of Class:

.02%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

12,400

Page 26 of 34 Pages

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

12,400

(iv) shared power to dispose or to direct disposition of:

None

BDI MASTER

(a)	Amount Beneficially Owned:

57,900

(b)	Percent of Class:

.10%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

57,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

57,900

(iv) shared power to dispose or to direct disposition of:

None

Page 27 of 34 Pages

BDI LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 71.21% of the equity interest in BDI MASTER, BDI LTD may be deemed to beneficially own the 57,900 shares of the Company’s Common Stock beneficially owned by BDI MASTER.

57,900

(b)	Percent of Class:

.10%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

57,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

57,900

(iv) shared power to dispose or to direct disposition of:

None

BDI LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 28.75% of the equity interest in BDI MASTER, BDI LP may be deemed to beneficially own the 57,900 shares of the Company’s Common Stock beneficially owned by BDI MASTER.

57,900

Page 28 of 34 Pages

(b)	Percent of Class:

.10%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

57,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

57,900

(iv) shared power to dispose or to direct disposition of:

None

BCF

(a)	Amount Beneficially Owned:

11,600

(b)	Percent of Class:

.02%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

11,600

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

11,600

Page 29 of 34 Pages

(iv) shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LTD, AIF, LLC, AFT MASTER, AFT LP, AFT LTD, ALF, AFTL, BDI MASTER, BDI LTD, BDI LP and BCF, BAM may be deemed to beneficially own the 240,000 shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LTD, AFT MASTER, AFT LP, AFT LTD, ALF, AFTL, BDI MASTER, BDI LTD, BDI LP and BCF.

240,000

(b)	Percent of Class:

.43%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

240,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

240,000

(iv) shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the

Page 30 of 34 Pages

240,000 shares of the Company’s Common Stock beneficially owned by BAM.

240,000

(b) Percent of Class:

.43%

(c) Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

240,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

240,000

(iv) shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Page 31 of 34 Pages

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 32 of 34 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2011.

ATLAS MASTER FUND, LTD		ATLAS FUNDAMENTAL TRADING FUND LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL, LLC		ATLAS LEVERAGED FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD		ATLAS INSTITUTIONAL FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LLC		BALYASNY DEDICATED INVESTOR MASTER FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

Page 33 of 34 Pages

BALAMAT CAYMAN FUND LIMITED		ATLAS FUNDAMENTAL TRADING LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory of the Investment Manager		Authorized Signatory

BALYASNY DEDICATED INVESTOR OFFSHORE FUND, LTD		ATLAS FUNDAMENTAL TRADING MASTER FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

BALYASNY DEDICATED INVESTOR ONSHORE FUND, LTD		ATLAS FUNDAMENTAL TRADING FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Representative and Executive Officer		Authorized Signatory

BALYASNY ASSET MANAGEMENT, L.P.		DMITRY BALYASNY

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

Page 34 of 34 Pages